As filed with the Securities and Exchange Commission on September 18, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JBG SMITH PROPERTIES

(Exact Name of Registrant as Specified in Its Charter)

Maryland	81-4307010
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4445 Willard Avenue, Suite 400 Chevy Chase, Maryland	20815
(Address of principal executive offices)	(Zip Code)

JBG SMITH PROPERTIES 2017 OMNIBUS SHARE PLAN
JBG SMITH PROPERTIES 2017 EMPLOYEE SHARE PURCHASE PLAN

(Full Title of Plans)

Steven A. Museles

JBG SMITH Properties

4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815

(240) 333-3600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

David W. Bonser, Esq.
Abigail C. Smith, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Telephone:  (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated Filer	☐ Accelerated Filer	☒ Non-Accelerated Filer (Do not check if smaller reporting company)	☐ Smaller Reporting Company	☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Shares of Beneficial Interest (Par Value $.01 Per Share	14,462,200	$33.005	$477,324,911	$55,322

(1)         Amount represents 10,330,200 common shares pursuant to the registrant’s 2017 Omnibus Share Plan, 2,066,000 common shares pursuant to the registrant’s 2017 Employee Share Purchase Plan and 2,066,000 common shares, which represents the maximum number of common shares that may be added to the registrant’s 2017 Employee Share Purchase Plan pursuant to the “evergreen” provisions of the plan.  The “evergreen” provision provides that on each January 1 prior to the tenth anniversary of the plan’s effective date, an additional number of common shares will be added to the maximum number of shares authorized for issuance under the 2017 Employee Share Purchase Plan equal to the lesser of (a) 0.1% of the total number of common shares outstanding on December 31 of the preceding calendar year and (B) 206,600 common shares.  This registration statement also shall cover any of the registrant’s common shares which become issuable under the registrant’s above-named plans by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of the registrant’s outstanding common shares. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests offered or sold pursuant to the employee benefit plan(s) described herein.

(2)         Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the common shares of beneficial interest of JBG SMITH Properties as reported in the consolidated reporting system on September 15, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by JBG SMITH Properties (“JBGS”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                 Registration Statement on Form 10-12B (File No. 001- 37994), filed on January 24, 2017, as amended, including the description of JBGS’ common shares of beneficial interest (the “Common Shares”) contained therein, and any amendment or report filed for the purpose of updating such description;

(b)                                 Quarterly Report on Form 10-Q for the period ended June 30, 2017, as amended, filed on August 15, 2017; and

(c)                                  Current Reports on Form 8-K filed on June 27, 2017 and July 21, 2017, as amended.

All documents filed by JBGS pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents, provided, however, that JBGS is not incorporating by reference any information furnished (but not filed). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The Common Shares are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Investment vehicles comprised of certain current and former partners of Hogan Lovells US LLP, or trusts for the benefit of their family members, own interests representing less than one percent of the Company.

Item 6. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. JBGS’ declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

JBGS’ declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at the request of JBGS, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. JBGS’ declaration of trust and bylaws also permits it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of JBGS in any of the capacities described above and to any employee or agent of JBGS or a predecessor of JBGS.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

We entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, trustees or controlling persons of JBGS pursuant to the foregoing provisions or otherwise, JBGS has been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. JBGS has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Declaration of Trust of JBG SMITH Properties, as amended and restated (Filed as Exhibit 3.1 to JBG SMITH Properties’ Current Report on Form 8-K filed with the SEC on July 21, 2017).

4.2	Amended and Restated Bylaws of JBG SMITH Properties (Filed as Exhibit 3.2 to JBG SMITH Properties’ Current Report on Form 8-K filed with the SEC on July 21, 2017).

5.1	Opinion of Hogan Lovells US LLP.

10.1	JBG SMITH Properties 2017 Omnibus Share Plan (Filed as Exhibit 10.10 to JBG SMITH Properties’ Current Report on Form 8-K filed with the SEC on July 21, 2017).

10.2	JBG SMITH Properties 2017 Employee Share Purchase Plan (Filed as Exhibit 10.9 to JBG SMITH Properties’ Current Report on Form 8-K filed with the SEC on July 21, 2017).

23.1	Consent of Hogan Lovells US LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of Jones Lang LaSalle Americas, Inc.

24.1	Power of Attorney (included on page II-6).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)                                 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 That, for purposes of determining any liability under the Securities Act, each filing of JBGS’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, JBG SMITH Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chevy Chase and State of Maryland, on September 18, 2017.

JBG SMITH PROPERTIES,
a Maryland real estate investment trust

By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen W. Theriot and Steven A. Museles, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any and all registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on September 18, 2017.

Signature	Title

/s/ W. Matthew Kelly	Chief Executive Officer and Trustee
W. Matthew Kelly	(Principal Executive Officer)

/s/ Stephen W. Theriot	Chief Financial Officer
Stephen W. Theriot	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Roth	Chairman of the Board of Trustees
Steven Roth

/s/ Robert Stewart	Executive Vice Chairman of the Board of Trustees
Robert Stewart

/s/ Scott A. Estes	Trustee
Scott A. Estes

/s/ Alan S. Forman	Trustee
Alan S. Forman

/s/ Michael Glosserman	Trustee
Michael Glosserman

/s/ Charles E. Haldeman, Jr.	Trustee
Charles E. Haldeman, Jr.

/s/ Carol A. Melton	Trustee
Carol A. Melton

/s/ William J. Mulrow	Trustee
William J. Mulrow

/s/ Mitchell Schear	Trustee
Mitchell Schear

/s/ Ellen Shuman	Trustee
Ellen Shuman

/s/ John F. Wood	Trustee
John F. Wood